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Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	Inuvo, Inc. (INUV)
Designated Filer:	Bridgehampton Capital Management LLC
Other Joint Filers:	Bridgehampton Multi-Strategy Fund LLC (“Multi-Strategy Fund”) Bridgehampton Monument Fund LLC (“Monument Fund”) Kenneth E. Lee (“Mr.Lee”)
Addresses:	The principal business address for each of the Multi-Strategy Fund, Monument Fund and Mr. Lee is 2304 Main Street, Unit B, Box 1521, Bridgehampton, NY 11932.
Signatures:

Dated: June 12, 2012

BRIDGEHAMPTON MULTI-STRATEGY FUND LLC
Bridgehampton Capital Management LLC, as Manager

By: /s/ Kenneth E. Lee
                           Kenneth E. Lee, Managing Member

BRIDGEHAMPTON MONUMENT FUND LLC
Bridgehampton Capital Management LLC, as Manager

By:  /s/ Kenneth E. Lee
                            Kenneth E. Lee, Managing Member

/s/ Kenneth E. Lee
     Kenneth E. Lee